CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the RMB Investors Trust regarding the Prospectus and Statement of Additional Information of the RMB International Small Cap Fund, RMB International Fund, and RMB Japan Fund, each a series of the RMB Investors Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 18, 2017